EXHIBIT 21.1

Subsidiaries of Midera Food Processing, Inc.(1)

Name of Subsidiary	State/Country of Incorporation/Organization
Alkar Holdings, Inc.	Wisconsin
Alkar-RapidPak, Inc.	Wisconsin
Armor Inox Holding France S.A.S.	France
Armor Inox Production S.a.r.l.	France
Armor Inox S.A.S.	France
Armor Inox Services S.A.S.	France
Armor Inox USA LLC	Delaware
Auto-Bake Acquisition Pty. Ltd	Australia
Auto-Bake Pty Ltd	Australia
Baker Thermal Solutions LLC	Delaware
Burford Bakery Solutions Limited	United Kingdom
Burford Corp	Oklahoma
Colussi AWS, Inc.	Delaware
Colussi Ermes CH Sagl	Switzerland
Colussi Ermes S.r.l.	Italy
Cozzini Middleby de Mexico, S. de R.L.de C.V.	Mexico
Cozzini, LLC	Delaware
Danfotech Holdings, LLC	Delaware
Danfotech Inc.	Missouri
Escher Mixers S.r.l.	Italy
F.R. Drake Company	Delaware
Filtration Automation, LLC	Texas
Food Processing Holdings Ltd	United Kingdom
Frigomeccanica S.p.A.	Italy
GBT Middleby Bakery GmbH	Germany
Gorreri S.r.l.	Italy
Inline Filling Systems, LLC	Florida
J.C. Ford Company, LLC	Delaware
Key-Log S.r.l.	Italy
Maurer-Atmos Middleby GmbH	Germany
Maxmac Comercio, Importacao, Exportacao De Maquinas Equipamentos Ltda	Brazil
Middleby Company	Saudi Arabia
Middleby Denmark Holdings ApS	Denmark
Middleby Food Equipment Worldwide FZCO	United Arab Emirates (Dubai)
Middleby Food Processing Europe S.r.l.	Italy
Middleby Food Processing Holding GmbH	Germany
Middleby India Engineering Pvt Ltd	India
Middleby Packaging Solutions, LLC	Delaware
Middleby Sweden Holdings AB	Sweden
Midera Holdco Inc.	Delaware
Midera Sweden Holdco LLC	Delaware

MP Equipment, LLC	Delaware
MWW Food Processing USA LLC	Delaware
OKA-Spezialmaschinenfabrik GmbH & Co. KG	Germany
Pacproinc, LLC	Delaware
Proxaut S.r.l.	Italy
Scanico A/S	Denmark
Spooner Vicars Bakery Systems	United Kingdom
Steel Union S.r.l.	Italy
Stewart Systems Baking, LLC	Delaware
Sveba-Dahlen Aktiebolag	Sweden
Sveba-Dahlen España	Spain
Thurne-Middleby Ltd	United Kingdom
Ve.Ma.C. S.r.l.	Italy

(1)	Certain subsidiaries have been omitted as allowed.